 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
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The New Home Company Inc.
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April 29, 2015
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of The New Home Company Inc. (the “Company”) to be held on Thursday, June 18, 2015 at 9:00 a.m. local time, at the Renaissance Aliso Viejo Hotel, located at 50 Enterprise, Aliso Viejo, CA 92656.
At the annual meeting you will be asked to: (i) elect each of David Berman, Douglas C. Neff, and Nadine Watt as Class I directors to serve for a three-year term; (ii) ratify the selection of Ernst & Young LLP as our independent registered public accountants for 2015; and (iii) transact such other business as may properly come before the annual meeting. The accompanying Notice of Meeting and proxy statement describe these matters. We urge you to read this information carefully.
Our Board of Directors unanimously believes that the election of its three nominees to serve as our directors and the ratification of our Audit Committee’s selection of independent registered public accountants are in the best interests of the Company and our stockholders, and, accordingly, recommends a vote “FOR” the election of each of David Berman, Douglas C. Neff and Nadine Watt and a vote “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants for 2015.
It is important that your shares be represented and voted whether or not you plan to attend the annual meeting in person. You may vote on the Internet, or if you are receiving a paper copy of the proxy statement, by telephone or by completing and mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your shares are represented at the annual meeting.

Sincerely,

/s/ H. Lawrence Webb

H. Lawrence Webb
Chief Executive Officer and Chairman of our Board of Directors

THE NEW HOME COMPANY INC.
85 Enterprise, Suite 450
Aliso Viejo, California 92656

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 18, 2015

i

85 Enterprise, Suite 450
Aliso Viejo, California 92656

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, JUNE 18, 2015
To our stockholders:
The 2015 Annual Meeting of Stockholders of The New Home Company Inc. (the “Company”) will be held on Thursday, June 18, 2015 at 9:00 a.m. local time, at the Renaissance Aliso Viejo Hotel, located at 50 Enterprise, Aliso Viejo, CA 92656 (the “Annual Meeting”) for the following purposes:

1.
To elect each of David Berman, Douglas C. Neff and Nadine Watt to the Company’s board of directors (the “Board”) for a three-year term expiring at the 2018 annual meeting of stockholders and until their successors are duly elected and qualified or until earlier resignation or removal.

2.	To ratify the selection of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2015.

3.	To transact such other business as may properly come before the Annual Meeting or any continuation, adjournment or postponement thereof.
The proxy statement accompanying this notice describes each of these items of business in more detail.
Our Board has fixed the close of business on April 21, 2015 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements of the Annual Meeting.
Your vote is very important. It is important that your shares be represented and voted whether or not you plan to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we encourage you to submit your proxy as soon as possible using one of the following methods: (i) by granting your proxy electronically via the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or voting instruction form previously mailed to you; or (ii) if you are receiving a paper copy of the proxy statement, by signing, dating and returning by mail the proxy card or instruction form provided to you or following the voting instructions on the proxy card or voting instruction form, as applicable.

By order of the Board,

/s/ Wayne Stelmar

Wayne Stelmar
Chief Financial Officer and Secretary

 PROXY STATEMENT

INFORMATION CONCERNING VOTING AND SOLICITATION
General
Your proxy is solicited on behalf of the board of directors (our “Board”) of The New Home Company Inc., a Delaware corporation, for use at our 2015 Annual Meeting of Stockholders to be held Thursday, June 18, 2015 at 9:00 a.m. local time, at the Renaissance Aliso Viejo Hotel, located at 50 Enterprise, Aliso Viejo, CA 92656, or at any continuation, postponement or adjournment thereof (the “Annual Meeting”), for the purposes discussed in this proxy statement and in the accompanying Notice of Annual Meeting and any business properly brought before the Annual Meeting. Proxies are solicited to give all stockholders of record an opportunity to vote on matters properly presented at the Annual Meeting.
We have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record, while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to request a printed copy by mail or electronically may be found on the Notice and on the website referred to in the Notice, including an option to request paper copies on an ongoing basis. On or about April 29, 2015, we intend to make this proxy statement available on the Internet and on or before May 8, 2015, we intend to mail the Notice to all stockholders entitled to vote at the Annual Meeting. We intend to mail this proxy statement, together with a proxy card to those stockholders entitled to vote at the Annual Meeting who have properly requested paper copies of such materials, within three business days of such request.
On January 30, 2014, The New Home Company LLC (“TNHC LLC”) converted into a Delaware corporation and was renamed The New Home Company Inc., which we refer to as our formation transaction. As used in this proxy statement, unless the context otherwise requires or indicates, references to “the Company,” “our Company,” “we,” “our” and “us” (1) for periods prior to the completion of our formation transactions, refer to TNHC LLC and its subsidiaries and affiliates, and (2) following the completion of our formation transactions, refer to The New Home Company Inc. and its subsidiaries.
Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Stockholders to be Held on June 18, 2015
The Notice of Annual Meeting, this proxy statement, our 2014 Annual Report and a sample proxy card are available at http://www.astproxyportal.com/ast/18792. You are encouraged to access and review all of the important information contained in the proxy materials before voting.
Who Can Vote
You are entitled to vote if you were a stockholder of record of our common stock as of the close of business on April 21, 2015. You are entitled to one vote for each share of common stock held on all matters to be voted upon at the Annual Meeting. Your shares may be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.
Voting of Shares
Any stockholder as of the record date may vote by attending the annual meeting and voting in person, or by submitting a proxy. The method of voting by proxy differs (1) depending on whether you are viewing this proxy statement on the Internet or receiving a paper copy, and (2) for shares held as a record holder and shares held in “street name.”
Record Holders. If you hold your shares of common stock as a record holder and you are viewing this proxy statement on the Internet, you may vote by submitting a proxy over the Internet by following the instructions on the website referred to in the notice previously mailed to you. You may request paper copies of the proxy statement and proxy card by following the instructions on the notice. If you hold your shares of common stock as a record holder and you are reviewing a paper copy of this proxy statement, you may vote your shares by completing, dating and signing the proxy card that was included with the proxy statement and promptly returning it in the pre-addressed, postage paid envelope provided to you, or by submitting a proxy over the Internet or by telephone by following the instructions on the proxy card.

Street Name. If you hold your shares of common stock in street name, which means your shares are held of record by a broker, bank or nominee, you will receive a notice from your broker, bank or other nominee that includes instructions on how to vote your shares. Your broker, bank or nominee will allow you to deliver your voting instructions over the Internet and may also permit you to vote by telephone. In addition, you may request paper copies of the proxy statement and proxy card from your broker by following the instructions on the Notice provided by your broker.
The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time on June 17, 2015. If you vote through the Internet, you should be aware that you may incur costs to access the Internet, such as usage charges from telephone companies or Internet service providers and that these costs must be borne by you. If you vote by Internet or telephone, then you need not return a written proxy card by mail.
YOUR VOTE IS VERY IMPORTANT. You should submit your proxy even if you plan to attend the Annual Meeting. If you properly give your proxy and submit it to us in time to vote, one of the individuals named as your proxy will vote your shares as you have directed.
All shares entitled to vote and represented by properly submitted proxies (including those submitted electronically, telephonically and in writing) received before the polls are closed at the Annual Meeting, and not revoked or superseded, will be voted at the Annual Meeting in accordance with the instructions indicated on those proxies. If, as a record holder, you do not indicate your voting directions on your signed proxy, your shares will be voted according to the recommendation of our board, as follows:
•      “FOR” the election of David Berman, Douglas C. Neff, and Nadine Watt, and
•      “FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accountants
The proxy gives each of H. Lawrence Webb and Wayne Stelmar discretionary authority to vote your shares in accordance with his best judgment with respect to all additional matters that might come before the Annual Meeting and any continuation, postponement or adjournment of the Annual Meeting. If you hold your shares in street name and do not give direction to your broker on how to vote your shares, your broker does not have authority to vote on the election of the nominees. Your broker does have discretion to vote on the ratification of the selection of the independent auditors.
Voting in Person
If you plan to attend the annual meeting and wish to vote in person, you will be given a ballot at the annual meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the annual meeting, you must bring to the annual meeting a legal proxy from the record holder of the shares, which is the broker or other nominee, authorizing you to vote at the annual meeting.
Revocation of Proxy
If you are a stockholder of record, you may revoke your proxy at any time before your proxy is voted at the Annual Meeting by taking any of the following actions:

•	delivering to our secretary a signed written notice of revocation, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a new paper proxy, relating to the same shares and bearing a later date than the original proxy;

•	submitting another proxy by telephone or over the Internet (your latest telephone or Internet voting instructions are followed); or

•	attending the Annual Meeting and voting in person.
Attendance at the annual meeting will not, by itself, revoke a proxy. Written notices of revocation and other communications with respect to the revocation of the Company proxies should be addressed to:
The New Home Company Inc.
85 Enterprise, Suite 450
Aliso Viejo, California 92656
Attn: Secretary
If your shares are held in “street name,” you may change your vote by submitting new voting instructions to your broker, bank or other nominee. You must contact your broker, bank or other nominee to find out how to do so. See below regarding how to vote in person if your shares are held in street name.

 Attending the Annual Meeting
Stockholders who wish to attend the Annual Meeting will be required to present: (1) verification of ownership of our common stock, such as a bank or brokerage firm account statement, (2) a valid government-issued picture identification, such as a driver’s license or passport, and (3) the admission ticket, which is the Notice or, if you are receiving a proxy card, is attached to the proxy card, to gain admittance to the Annual Meeting. Directions to the Annual Meeting are available at http://www.astproxyportal.com/ast/18792/.
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Annual Meeting.
Quorum and Votes Required
At the close of business on April 21, 2015, 16,513,964 shares of our common stock were outstanding and entitled to vote. All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes and abstentions.
Quorum. A majority in voting power of the outstanding shares of common stock entitled to vote, present in person or represented by proxy, will constitute a quorum at the Annual Meeting. Shares of common stock held by persons attending the Annual Meeting but not voting, shares represented by proxies that reflect abstentions as to a particular proposal and broker “non-votes” will be counted as present for purposes of determining a quorum.
Broker Non-Votes. Brokers or other nominees who hold shares of common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, without specific instruction from the beneficial owner, brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of matters which are considered to be “non-routine.” These non-voted shares are referred to as “broker non-votes.” Only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a routine matter. Proposal 1 (election of directors) is not considered a routine matter, and without your instruction, your broker cannot vote your shares.
Stockholder approval of each proposal requires the following votes:

•
Proposal 1 — Election of Directors. Directors will be elected by a plurality of the votes cast. Thus, the three nominees receiving the greatest votes will be elected. As a result, abstentions will not be counted in determining which nominees received a majority of votes cast since abstentions do not represent votes cast for or against a candidate. Brokers do not have discretionary authority to vote on the election of directors. Broker non-votes will not affect the outcome of the election of directors because brokers are not able to cast their votes on this proposal.

•
Proposal 2 — Ratification of the Selection of Our Independent Auditors. The affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote is required for the ratification of the selection of Ernst & Young LLP as our independent auditors. Abstentions will have the same effect as voting against this proposal because they represent shares present in person or by proxy and entitled to vote. Brokers have discretionary authority to vote on the ratification of our independent auditors, thus broker non-votes are generally not expected to result from the vote on this proposal. Any broker non-votes would not have any effect on the outcome of this proposal.

 Solicitation of Proxies
Our Board is soliciting proxies for the Annual Meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders. In addition to the solicitation by mail, our officers and employees may solicit proxies by telephone, by facsimile or in person. We do not expect to use a proxy solicitor to assist in the solicitation of proxies. Copies of solicitation materials will be furnished to banks, brokers, fidcuiaries and custodians holding shares of our common stock in their names that are beneficially owned by our stockholders, so they may forward the solicitation materials to the beneficial owners and secure those beneficial owners’ voting instructions. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation materials to the beneficial owners.
Stockholder List
A list of stockholders entitled to vote at the annual meeting will be available for examination by any stockholder for any purpose germane to the annual meeting during ordinary business hours at our corporate headquarters offices located at 85

Enterprise, Suite 450, Aliso Viejo, California 92656 for the ten days prior to the annual meeting, and also at the Annual Meeting.

PROPOSAL 1

ELECTION OF DIRECTORS
Board Structure and Nominees
Our Board currently consists of 11 directors. The directors are divided into three classes; Class I, Class II, and Class III. Each director serves a term of three years. At each annual meeting, the term of one class expires. The class of directors with a term expiring at this Annual Meeting, Class I, consists of three directors.
On February 5, 2014, in connection with our initial public offering, we entered into an investor rights agreement (the “Investor Rights Agreement”) with IHP Capital Partners VI, LLC, WATT/TNHC LLC and TCN/TNHC LP (the “Institutional Investors”) and each of H. Lawrence Webb, Wayne Stelmar, Joseph Davis and Thomas Redwitz. Pursuant to the Investor Rights Agreement, each Institutional Investor has the right to designate one individual for nomination and election to our Board for as long as such Institutional Investor owns 4% or more of our then-outstanding common stock (excluding shares of common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). Each Institutional Investor also agrees to vote all shares of our common stock that it owns in favor of Messrs. Webb, Stelmar or Berchtold (or, if at that time nominated as a director, Messrs. Davis or Redwitz) in any election in which Messrs. Webb, Stelmar or Berchtold (or, as the case may be, Messrs. Davis or Redwitz) is a nominee, and each of Messrs. Webb, Stelmar, Davis and Redwitz agree to vote all shares of our common stock that he owns in favor of each nominee designated by an Institutional Investor in any election of directors in which such a designee is a nominee. For more information on the Institutional Investors’ director nomination and other rights pursuant to the Investor Rights Agreement, see “Corporate Governance–Investor Rights Agreement.”
All three members of Class I currently nominated for election are designees of the Institutional Investors. Based upon the recommendation of our Nominating and Governance Committee, and the designated nominees of the Institutional Investors under the terms of the Investor Rights Agreement, our Board has nominated David Berman, Douglas C. Neff and Nadine Watt for election as Class I directors to the Board at the Annual Meeting. If elected, each director nominee would serve a three-year term expiring at the close of our 2018 Annual Meeting, or until their successors are duly elected. Messrs. Berman and Neff and Ms. Watt currently serve on our Board. Biographical information on each of the nominees is furnished below under “Director Biographical Information.”
Set forth below is information as of the record date regarding each nominee and each person whose term of office as a director will continue after the Annual Meeting. Dates of service prior to January 30, 2014 relate to service on the board of managers of TNHC LLC.

Name	Age	Position	Class	Director Since	Term Expires
H. Lawrence Webb(1	66	Chief Executive Officer, and Chairman of the Board	III	2010	2017
Wayne Stelmar(1)	60	Chief Financial Officer, Secretary and Director	II	2010	2016
David Berman	67	Director	I	2014	2015
Douglas C. Neff(1)	66	Director	I	2014	2015
Nadine Watt	46	Director	I	2014	2015
Sam Bakhshandehpour(2) (3)	39	Director	II	2014	2016
Michael Berchtold(1)	51	Director	II	2014	2016
Gregory P. Lindstrom(3)(4)	61	Director	II	2014	2016
Paul Heeschen(4)	57	Director	III	2014	2017
Cathey S. Lowe(2)(4)	61	Director	III	2014	2017
William A. Witte(2)(3)	63	Director	III	2014	2017

(1)	Current member of our Executive Committee

(2)	Current member of our Audit Committee

(3)	Current member of our Compensation Committee

(4)	Current member of our Nominating and Corporate Governance Committee

Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE THREE NAMED DIRECTOR NOMINEES.
Director Biographical Information
The following biographical information is furnished with regard to our directors (including nominees) as of
April 21, 2015.
Nominees for Election at the Annual Meeting to Serve for a Three-Year Term Expiring at the 2018 Annual Meeting
of Stockholders
David Berman. Mr. Berman was appointed as a member of our Board effective upon the completion of our initial public offering. Mr. Berman is Executive Chairman of Tricon Capital Group Inc., the company he co-founded in 1988. From 1985 to 1988, Mr. Berman served as Executive Vice President of Lakeview Estates Limited, where he was responsible for land development and single-family homebuilding. Prior to 1985, Mr. Berman served as Vice President for real estate acquisitions and equity lending at First City Development Corporation and as Vice President for real estate lending at what is now Citibank Canada. Mr. Berman received his Bachelor of Science and his Master of Business Administration from the University of the Witwatersrand in Johannesburg, South Africa. The Board has concluded Mr. Berman should serve as a director based on his extensive investment and executive experience in the real estate development industry.
Douglas C. Neff. Mr. Neff was appointed as a member of our Board effective upon the completion of our initial public offering. Mr. Neff has been the President of IHP Capital Partners since 1992. Mr. Neff also serves as Chairman of IHP Capital Partners’ Investment Committee and has primary responsibility for the company’s operations. From 1986 until the founding of IHP Capital Partners in 1992, Mr. Neff was a Partner of The O’Donnell Group, a regional developer, owner and manager of commercial and industrial real estate. Prior to 1986, Mr. Neff was Treasurer of The Irvine Company and a Vice President in the Real Estate Industries Group at Wells Fargo Bank in San Francisco. Mr. Neff received his Bachelor of Arts in American Studies from Amherst College and his Master of Business Administration from the University of Chicago. With three decades of executive and operational experience in the real estate industry, the Board has concluded Mr. Neff should serve as a director.
Nadine Watt. Ms. Watt was appointed as a member of our Board effective upon the completion of our initial public offering. Ms. Watt is President of Watt Companies, where she oversees all commercial investment activities, including acquisitions, development and asset management, for the company’s 6 million square-foot portfolio of properties. She also oversees Watt Companies’ oil and gas operations. Since 2000, Ms. Watt has served in various capacities in the Watt group of companies, including leading a strategic reorganization of Watt Companies in 2011. Ms. Watt is a member of the University of Southern California Marshall School of Business’ Board of Leaders, a board member of the California Science Center, the Brentwood School and 1st Century Bank and the vice chair of the Los Angeles Business Council. Ms. Watt received her Bachelor of Science in Foreign Service from the Georgetown University School of Foreign Service and her Master of Arts from the School of Cinematic Arts at the University of Southern California. The Board has concluded Ms. Watt should serve as a director based on her executive leadership experience in real estate acquisitions and development.
Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders
Wayne Stelmar. Mr. Stelmar has served as our Chief Financial Officer and Secretary since January 2014 and as a member of our Board effective upon the completion of our initial public offering. Prior to that, he was a member of our board of managers since 2010. In 1998, when Watt Residential Partners and John Laing Homes merged, Mr. Stelmar became CFO of John Laing Homes and served in that capacity until February 2009. Prior to joining John Laing Homes, Mr. Stelmar served as CFO of Watt Residential Partners. He joined the Watt Group Inc. in 1988. He has also worked with accounting firms Kenneth Leventhal & Company (later, E&Y Kenneth Leventhal Real Estate Group) and Grant Thornton where he began his career in 1977. Mr. Stelmar is a CPA (inactive) and holds a California real estate broker’s license. Mr. Stelmar received his Bachelor of Science in Accounting from California State University, Northridge. The Board has concluded Mr. Stelmar should serve as a director based on his depth of executive and financial management experience within the real estate industry and his contributions to our formation and growth.
Sam Bakhshandehpour. Mr. Bakhshandehpour was appointed as a member of our Board effective upon the completion of our initial public offering. Most recently, Mr. Bakhshandehpour served as President, Chief Executive Officer and Board Member of sbe Entertainment (SLS Hotels), where he was responsible for the Company's global strategic growth and operations across the Hotel, Restaurant and Entertainment Divisions. From 2000 to 2012, Mr. Bakhshandehpour served in various positions at J.P. Morgan Securities, most recently running its Real Estate, Lodging & Gaming Investment Banking practice on the West Coast. While at J.P. Morgan Securities, Mr. Bakhshandehpour focused on mergers & acquisitions and capital raising for gaming companies globally, as well as select real estate investment trusts, lodging, homebuilders and real estate private equity funds on the West Coast. Mr. Bakhshandehpour holds a Bachelor of Science in Business Administration from Georgetown University with a double major in Finance and International Business. The Board has concluded Mr. Bakhshandehpour should serve as a director based on his current executive leadership role and focus on strategic growth at sbe Entertainment and his extensive background in investment banking within the real estate industry.
Michael J. Berchtold. Mr. Berchtold was appointed as a member of our Board effective upon the completion of our initial public offering. Since 2013, Mr. Berchtold has served as Chief Executive Officer of Berchtold Capital Partners. Mr. Berchtold worked for Morgan Stanley from 1987 to 2007 in a variety of investment banking roles in New York, Los Angeles, Tokyo, Singapore and Hong Kong. For more than 15 years, Mr. Berchtold was based in Asia where he served as Morgan Stanley’s Head of Investment Banking for Asia Pacific for seven years and as President of Asia Pacific for four years. Mr. Berchtold has served on the Board of Visitors and Executive Committee of the UCLA Anderson School of Management since 2007 and also serves on the Advisory Board of the UCLA Anderson Center for Global Management. Mr. Berchtold received his Bachelor of Arts in History from the University of California, Los Angeles and his Master of Business Administration from the Anderson School of Management at the University of California, Los Angeles. The Board has concluded Mr. Berchtold should serve as a director based on his two decades of investment banking experience, which enables Mr. Berchtold to contribute significant strategic advice to the Board.
Gregory P. Lindstrom. Mr. Lindstrom was appointed as a member of our Board effective upon the completion of our initial public offering. From 2007 to 2011, Mr. Lindstrom served as Executive Vice President, General Counsel and Board Secretary of The Irvine Company, a California real estate development, investment and operating company. In these positions, Mr. Lindstrom was a member of the four-person Office of the Chairman responsible for all administrative functions of the company, including the legal department. From 1978 to 2008, Mr. Lindstrom was a partner at Latham & Watkins LLP, where, at various times, he served as managing partner of the San Francisco and Orange County offices and as a member of the firm’s Executive Committee. Currently, Mr. Lindstrom is a full-time Alternative Dispute Resolution professional specializing in the resolution of complex business disputes. Mr. Lindstrom received his Bachelor of Arts from the University of California Los Angeles and his J.D. from the University of Chicago. The Board has concluded Mr. Lindstrom should serve on the Board based on his executive and legal background in the real estate development and investment industry and his management experience in a large, global law firm.
Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders
H. Lawrence Webb. Mr. Webb has served as our Chief Executive Officer since January 2014 and as Chairman of our Board effective upon the completion of our initial public offering. Prior to that, he was a member of our board of managers since 2010. Between 1995 and 2008, Mr. Webb was Chief Executive Officer of John Laing Homes. Prior to joining John Laing Homes, Mr. Webb was Division President for Orange, Riverside and San Bernardino Counties for Kaufman & Broad, as well as Orange County President of Greystone Homes. From 2008 to 2009, Mr. Webb served as Co-Chief Restructuring Officer for LandSource. Mr. Webb received his Bachelor of Arts in History from the State University of New York at Cortland and his Master of City and Regional Planning from Harvard University. As our Chief Executive Officer and one of our founders, the Board has concluded Mr. Webb should serve as a director based on his extensive knowledge of our business and operations, and his depth of experience in the homebuilding industry.
Paul Heeschen. Mr. Heeschen was appointed as a member of our Board effective upon the completion of our initial public offering. Mr. Heeschen serves as a General Partner of Sequoia Enterprises, LP, D.C.H. LP and Redwood Enterprises VII LP. For the past 22 years, he has been a Principal of Heeschen & Associates, a private investment firm. Mr. Heeschen served as an Executive Chairman of Diedrich Coffee Inc. from February 2010 to May 2010 and Director from January 1996 to May 2010. He served as Non-Executive Chairman of Diedrich Coffee, Inc. from February 2001 to January 2010. Mr. Heeschen has been a Director at PCM, Inc., a NASDAQ-listed company, since February 2006. He is a trustee of the Palm Trust. Mr. Heeschen received his Bachelor of Science in Accounting from University of Southern California. The Board has concluded Mr. Heeschen should serve as a director based on his financing and investment experience and prior executive leadership roles at public and private companies.

Cathey S. Lowe. Ms. Lowe was appointed as a member of our Board effective upon the completion of our initial public offering. Ms. Lowe is a finance professional and, since 2009, is the owner of Cathey Lowe Consulting, LLC, a consulting company that provides financial support to chief executive officers who do not require a full-time chief financial officer or to chief financial officers who lack staffing depth or expertise. Prior to founding Cathey Lowe Consulting, LLC, from 2002 to 2007, Ms. Lowe was the Senior Vice-President of Finance and Corporate Treasurer for the Ryland Group Inc., a national homebuilder and mortgage company headquartered in Calabasas, California, where she was responsible for identifying and developing the appropriate capital structure for the company. Additionally, she was the Investor Relations Officer and represented the Ryland Group on Wall Street with shareholders, analysts, rating agencies, the stock exchange and the financial media. She also managed the Land Committee and its evaluation and approval process of new land opportunities for Ryland’s homebuilding operations. Prior to joining Ryland, Ms. Lowe worked for Atlantic Richfield Company in Dallas and Los Angeles in various finance and accounting functions for more than 20 years. Ms. Lowe is a CPA. She received her Bachelor of Business Administration in Accounting from the University of Houston, her Master of Science in Organizational Behavior from the University of Texas at Dallas and her Master of Business Administration in Finance from the Anderson School of Management at the University of California, Los Angeles. The Board has concluded Ms. Lowe should serve as a director based on her executive background in finance, both within and outside the real estate industry, which enables her to contribute valuable financial expertise and oversight to our Board.
William A. Witte. Mr. Witte was appointed as a member of our Board effective upon the completion of our initial public offering. Mr. Witte is the Chairman and Chief Executive Officer of Related California, an urban and multifamily housing development company in California. Prior to joining The Related Companies in 1989, Mr. Witte served as Deputy Mayor for Housing and Neighborhoods for San Francisco under Mayor Art Agnos, where he oversaw all housing, development and redevelopment activities for the City. From 1981 to 1988, Mr. Witte served as Director of Housing and Economic Development for San Francisco under Mayor Dianne Feinstein. He also served as an appointed Commissioner of the San Francisco Housing Authority from 1989 to 1990. Mr. Witte is a member of the Board of Overseers of the Graduate School of Design at the University of Pennsylvania and a member of the National Real Estate Advisory Council of the Enterprise Foundation. Mr. Witte received his Bachelor of Arts in Urban Studies and his Master in City Planning, both from the University of Pennsylvania. The Board has concluded Mr. Witte should serve as a director based on his depth of experience leading a successful real estate development company and his familiarity with local governmental approaches to housing and development.
Family Relationships and Other Information
There are no family relationships among any directors or executive officers.
As indicated above and under “Corporate Governance—Executive Officers” below, Messrs. Webb, Stelmar and Redwitz previously served as executives of John Laing Homes. Messrs. Carson and Jarvis also previously served as officers of John Laing Homes. WL Homes LLC (doing business as John Laing Homes) and certain affiliated entities filed with the U.S. Bankruptcy Court for the District of Delaware for bankruptcy protection from creditors in 2009.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of our Board has selected Ernst & Young LLP (“Ernst & Young”) as our independent registered public accountants for the year ending December 31, 2015, and has further directed that management submit the selection of independent registered public accountants for ratification by the stockholders at the Annual Meeting. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions.
Stockholder ratification of the selection of Ernst & Young as our independent registered public accountants is not required by our bylaws or otherwise. However, our Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, our Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year if our Audit Committee determines that such a change would be in our and our stockholders’ best interests.
Board Recommendation
OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING
DECEMBER 31, 2015.

CORPORATE GOVERNANCE
Executive Officers
Set forth below is information regarding each of our executive officers as of April 21, 2015.

Name	Age	Position
H. Lawrence Webb	66	Chief Executive Officer and Chairman of our Board
Wayne Stelmar	60	Chief Financial Officer, Secretary and Director
Joseph D. Davis	65	Chief Investment Officer
Tom Redwitz	60	Chief Operating Officer
Kevin Carson	54	President, Northern California
Andrew J. Jarvis	50	President, Southern California
H. Lawrence Webb is our Chief Executive Officer and Chairman of our Board. For Mr. Webb’s biographical information, see “Proposal 1 – Election of Directors – Directors Continuing in Office Until the 2017 Annual Meeting of Stockholders.”
Wayne Stelmar is our Chief Financial Officer and Secretary. He also serves as a Director on our Board. For Mr. Stelmar’s biographical information, see above “Proposal 1 – Election of Directors – Directors Continuing in Office Until the 2016 Annual Meeting of Stockholders.”
Joseph D. Davis. Mr. Davis serves as our Chief Investment Officer. He was a member of our board of managers from 2010 until the consummation of the formation transactions. From 1996 to 2007, he served as President of Irvine Community Development Company, where he oversaw the planning, development and marketing of master planned communities owned by The Irvine Company on The Irvine Ranch, Orange County, California. He has held senior management positions at Amfac, Inc., Watt Group Inc., and Chevron Land and Development. Mr. Davis holds California real estate broker’s and contractor’s licenses. Mr. Davis received his Bachelor of Science in Business Administration and his Master of Business Administration from the University of Southern California.
Tom Redwitz. Mr. Redwitz serves as Chief Operating Officer and served as President of our Southern California subsidiary through March 2014. He was a member of our board of managers from 2010 until the consummation of the formation transactions. From 2002 to 2009, Mr. Redwitz served as the President of Laing Luxury Homes, a division of John Laing Homes. Mr. Redwitz is a licensed architect and general contractor. He also served as Division President while at Taylor Woodrow from 1996 to 2002 and worked nearly 10 years as an executive for The Irvine Company. Mr. Redwitz received his Associated Bachelor in Architecture from the University of California, Berkeley. Mr. Redwitz currently serves on the Board of Directors of The Caritas Corporation, a non-profit entity focused on providing affordable housing.
Kevin Carson. Mr. Carson serves as President of our Northern California subsidiary. Prior to joining us in 2010, Mr. Carson served as President of the Sacramento division of John Laing Homes from 1999 to 2009, where he oversaw the overall operations of that division. Prior to joining John Laing Homes, Mr. Carson held several roles, including Division President of Crosswind Communities, President of the Sacramento division of Ryland Homes, and Vice President of Land Acquisition and Development for Dunmore Homes. Mr. Carson received his Bachelor of Arts in Community and Regional Planning from California State University, Chico and his Master of Arts in Urban Planning from Miami University in Oxford, Ohio.
Andrew J. Jarvis. Mr. Jarvis serves as President of our Southern California subsidiary and through March 2014 served as President of TNHC Land Company LLC, our land holding company. Prior to joining us in 2010, Mr. Jarvis served as Vice President of Development and Hospitality for Emaar Properties from 2007 to 2009, Vice President of Land Acquisition and Development for John Laing Homes, Luxury from 2002 to 2007, and Vice President of Land and Planning for Taylor Woodrow Homes from 1995 to 2002. Mr. Jarvis received his Bachelor of Arts in Architectural Engineering from the University of Colorado, Boulder and his Master of Business Administration in Finance from the University of California, Irvine.

Composition of our Board of Directors
Our Amended and Restated Certificate of Incorporation provides that, subject to the rights and preferences of any series of outstanding preferred stock, the authorized number of directors shall consist of at least three directors, with the exact number set by our Board. Our Board has set the current authorized directors at 11 members, and our Board currently consists of 11 directors. The directors are divided into three classes; Class I, Class II, and Class III. Each director serves a term of three years. At each Annual Meeting, the term of one class expires. The class of directors with a term expiring at this Annual Meeting, Class I, consists of three directors.
Our Board has adopted corporate governance guidelines to set forth its agreements concerning overall governance practices. These guidelines can be found in the “Investors” section of our website at http://www.NWHM.com. In addition, these guidelines are available in print to any stockholder who requests a copy. Please direct all requests to The New Home Company Inc., Attention: Secretary, 85 Enterprise, Suite 450, Aliso Viejo, California 92656.
Investor Rights Agreement
On February 5, 2014, in connection with our initial public offering, we entered into the Investor Rights Agreement with the Institutional Investors and each of Messrs. Webb, Stelmar, Davis and Redwitz. Pursuant to the Investor Rights Agreement, each Institutional Investor has the right to designate one individual for nomination and election to our Board for as long as such Institutional Investor owns 4% or more of our then-outstanding common stock (excluding shares of common stock that are subject to issuance upon the exercise or exchange of rights of conversion or any options, warrants or other rights to acquire shares). In addition, if any such designee of an Institutional Investor ceases to serve as a director during his or her term, the vacancy shall be filled by an individual designed by that Institutional Investor.
Each Institutional Investor also agrees to vote all shares of our common stock that it owns in favor of Messrs. Webb, Stelmar or Berchtold (or, if at that time nominated as a director, Messrs. Davis or Redwitz) in any election in which Messrs. Webb, Stelmar or Berchtold (or, as the case may be, Messrs. Davis or Redwitz) is a nominee, and each of Messrs. Webb, Stelmar, Davis and Redwitz agree to vote all shares of our common stock that he owns in favor of each nominee designated by an Institutional Investor in any election of directors in which such designee is a nominee.
The Investor Rights Agreement terminates with respect to each Institutional Investor when such Institutional Investor ceases to own 4% of our common stock based on the number of shares outstanding immediately following our initial public offering.
Board Leadership Structure, Executive Sessions
Our Chairman and Chief Executive Officer roles have been combined since January 2014 when we converted from a limited liability company into a corporation in connection with our initial public offering. After carefully considering the benefits and risks of separating the roles of the Chairman of our Board and Chief Executive Officer, our Board determined that it is in the best interests of the Company and our stockholders to have our Chief Executive Officer lead our Board as Chairman. This combined role facilitates centralized coherent leadership that maximizes the effectiveness of our Board given its size and breadth of industry experience. The combined role approach also enhances accountability among senior management and directors and aligns the strategy and goals of the Board with management.
We do not currently have a lead independent director. Generally, the Chair of our Nominating and Corporate Governance Committee presides over the quarterly executive sessions of non-employee members of the Board.
The Board recognizes the importance of regularly evaluating our particular circumstances to determine if our leadership structure continues to serve the best interests of us and our stockholders. To this end, the Board engages in a regular assessment of whether the then current leadership structure remains the most appropriate for us. Our corporate governance guidelines permit the Board to fill the positions of Chairman and Chief Executive Officer with one individual or two different individuals and also allow the Board to appoint a lead independent director. As a result, the Board has the flexibility to alter its leadership structure in the future to adapt to changing circumstances as and when needed.
Board Independence
Our Board has determined that six of our directors, Messrs. Bakhshandehpour, Lindstrom, Witte, Heeschen and Mmes. Watt and Lowe, constituting a majority, satisfy the listing standards for independence of the New York Stock Exchange and Rule 10A-3 under the Exchange Act, as well as our own corporate governance guidelines.
Board Meetings
Our Board held eight meetings during 2014, and all directors attended at least 75% of the combined total of (i) all Board meetings and (ii) all meetings of committees of our Board of which the director was a member. The Chairman of our Board or his designee, taking into account suggestions from other Board members, establishes the agenda for each Board meeting and distributes it in advance to each member of our Board. Each Board member is free to suggest the inclusion of items on the agenda. The independent directors of our Board regularly meet in executive session without management or other employees present. Directors are invited and generally expected to attend the Company’s annual meeting of stockholders.

Board Committees
Our Board maintains a standing Audit Committee, Nominating and Corporate Governance Committee (our “Nominating Committee”), Compensation Committee and Executive Committee. To view the charter of each of our Audit Committee, our Nominating Committee, and our Compensation Committee, please visit the “Investors” section of our website at http://www.NWHM.com. In addition, the charters for each of those committees are available in print to any stockholder who requests a copy. Please direct all requests to The New Home Company Inc., Attention: Secretary, 85 Enterprise, Suite 450, Aliso Viejo, California 92656. Our Board has determined that each of the members of our Audit Committee, our Nominating Committee and our Compensation Committee is independent in accordance with the New York Stock Exchange (the “NYSE”) rules, the requirements of SEC and our corporate governance guidelines. The membership of all of our standing Board committees as of the record date is as follows:

Director	Audit	Nominating and Corporate Governance	Compensation	Executive
H. Lawrence Webb				C
Wayne Stelmar				X
Sam Bakhshandehpour	X		X
Michael J. Berchtold				X
Paul Heeschen		X
Gregory P Lindstrom		C	X
Cathey S. Lowe	C	X
Douglas C. Neff				X
William A. Witte	X		C

X	Member

C	Chairman
Audit Committee
We have a standing Audit Committee. Our Audit Committee is comprised of three independent directors, Cathey S. Lowe (Chair), Sam Bakhshandehpour and William A. Witte. Each of these members is “financially literate” under the applicable NYSE listing standards and under the rules of the Securities and Exchange Commission (the “SEC”). Our Board has also determined that Ms. Lowe qualifies as an “audit committee financial expert” as such term is defined by the rules of the SEC. Our Audit Committee met five times during 2014. The purpose of our Audit Committee, pursuant to its written charter, is, among other matters, to assist our Board in its oversight of (1) the Company’s financial reporting, (2) the Company’s auditing and internal control activities, (3) compliance with legal and regulatory requirements, (4) the qualifications and independence of the Company’s external auditor, (5) the performance of the Company’s and external auditor’s internal auditing function and (6) the Company’s overall risk exposure and management. Our Audit Committee is also responsible for preparing the Audit Committee Report to be included in our annual proxy statements.
Nominating and Corporate Governance Committee
We have a standing Nominating and Corporate Governance Committee (the “Nominating Committee”). Our Nominating Committee is comprised of Gregory P. Lindstrom (Chair), Cathey S. Lowe and Paul C. Heeschen. Our Nominating Committee met three times during 2014. The purpose of our Nominating Committee is to identify qualified candidates to become board members, select nominees for election as directors, select candidates to fill any vacancies on our Board and oversee the evaluation of our Board and review the Company’s policies with respect to risk assessment and risk management. Our Nominating Committee works with our Board as a whole on an annual basis to determine the appropriate skills and characteristics required of Board members in the context of the current make-up of our Board and its committees.
Our Nominating Committee is responsible for reviewing with our Board, on an annual basis the appropriate characteristics, skills and experience required for our Board as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current Board members), the independent director members of our Nominating Committee, in recommending candidates for election, and our Board, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including: personal and professional integrity, ethics and values, experience in corporate management, experience in our industry and with relevant social policy concerns, experience as a Board member of another publicly held company, academic expertise in an area of our operations, and practical and mature business judgment. Our Board evaluates each individual in the context of our Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the independent director members of our Nominating Committee may consider the director’s past attendance at meetings and participation in and contributions to the activities of our Board.
Our Nominating Committee also considers recommendations for nominees that are timely submitted by stockholders if such recommendations are delivered in the manner prescribed by the advance notice provisions contained in our bylaws. In addition to satisfying the timing, ownership and other requirements specified in our bylaws, a stockholder’s notice must set forth as to each person whom the stockholder proposes to recommend all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act and our bylaws (including, but not limited to, such person’s written consent to being named in the proxy statement as a nominee and to serve as a director if elected). Properly communicated stockholder recommendations will be considered in the same manner as recommendations received from other sources.
Compensation Committee
We have a standing Compensation Committee. Our Compensation Committee is comprised of William A. Witte (Chair), Sam Bakhshandehpour and Gregory P. Lindstrom. Our Compensation Committee met three times in 2014. Our Compensation Committee reviews and establishes the compensation of our senior executives, including our Chief Executive Officer, on an annual basis, has direct access to third party compensation consultants and legal counsel, and administers our equity based plans, including the review and grant of equity awards to eligible employees and non-employee directors under our equity based plans.

Our Compensation Committee reviews and approves all compensation for all executive officers and other senior officers of the Company including all officers as such term is defined in Rule 16a-1, promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), directors and all such categories of other employees of the Company or its subsidiaries as our Board determines from time to time. For compensation decisions relating to our CEO, our Compensation Committee reviews and approves corporate goals and objectives relating to the compensation of the CEO, evaluates the performance of the CEO in light of those goals and objectives and, based upon this evaluation (either alone or, if directed by the Board, in conjunction with a majority of the independent directors of the Board), sets the CEO’s compensation.
Our Compensation Committee is committed to staying apprised of current issues and emerging trends, and ensuring that The New Home Company’s executive compensation program remains aligned with best practice. To this end, our Compensation Committee has directly selected and retained the services of Semler Brossy Consulting Group, LLC (“Semler”) to assist it in evaluating executive compensation matters. During 2014, Semler only provided services to our Compensation Committee and such services were related exclusively to executive or director compensation. Semler reports directly and exclusively to our Compensation Committee with respect to executive and non-employee director compensation matters.
Each year our Compensation Committee reviews the independence of its compensation consultants and other advisors. In performing its analysis, our Compensation Committee considers the factors set forth in SEC rules and NYSE listing standards. After review and consultation with Semler, our Compensation Committee determined that Semler is independent and there is no conflict of interest resulting from retaining Semler currently or during the year ended December 31, 2014.
For further information on our executive officers’ compensation, please see “Executive Compensation.”
Executive Committee
We have a standing Executive Committee. Our Executive Committee is comprised of H. Lawrence Webb (Chair), Wayne Stelmar, Michael J. Berchtold and Douglas C. Neff. Our Executive Committee evaluates, reviews and determines whether or not to approve certain real estate- and borrowing-related transactions on behalf of our Board. Our Executive Committee met three times in 2014.
Risk Oversight
One of the key functions of our Board is informed oversight of our risk management process. The involvement of our full Board in determining our business strategy is a key part of its assessment of management’s risk tolerance and also a determination of what constitutes an appropriate level of risk for the Company. Our Board administers oversight for the risk management process function directly, with support from its standing committees, each of which will address risks specific to its area of oversight. For example, our Audit Committee considers and discusses our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Nominating Committee provides oversight with respect to corporate governance, evaluates the independence of our directors and the effectiveness of our Corporate Governance Guidelines and Code of Business Conduct and Ethics and also oversees management’s succession planning.
Communication with our Board
Interested persons, including stockholders, may communicate with our Board, including the non-employee directors, by sending a letter to The New Home Company Inc., Attention: Secretary, 85 Enterprise, Suite 450, Aliso Viejo, California 92656. Our Secretary will submit all correspondence to the Chairman and to any specific director to whom the correspondence is directed.
Code of Business Conduct and Ethics
Our Board has adopted a code of business conduct and ethics that applies to all of our employees, executive officers and directors. Our code of business conduct and ethics can be found in the “Investors” section on our website at http://www.NWHM.com. In addition, our code of business conduct and ethics is available in print to any stockholder who requests a copy. Please direct all requests to The New Home Company Inc., Attention: Secretary, 85 Enterprise, Suite 450, Aliso Viejo, California 92656. We intend to disclose future amendments to certain provisions of our code of business conduct and ethics, or waivers of such provisions, applicable to our directors and executive officers, at the same location on our website identified above.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS AND CERTAIN
BENEFICIAL OWNERS
The following table shows ownership of our common stock as of April 21, 2015, based on 16,513,964 shares of common stock outstanding on that date, by (i) each current director and nominee; (ii) our named executive officers, as specified in the “Executive Compensation” section of this proxy statement; (iii) all of our current directors and executive officers as a group; and (iv) each person known to us to own beneficially more than five percent of our capital stock. Except to the extent indicated in the footnotes to the following table, the person or entity listed has sole voting and dispositive power with respect to the shares that are deemed beneficially owned by such person or entity, subject to community property laws, where applicable. Previously, H. Lawrence Webb, Wayne Stelmar, Joseph Davis, Thomas Redwitz and each Institutional Investor (collectively, the “Group Members”) entered into the Investor Rights Agreement, pursuant to which the parties thereto may be deemed to be members of a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.
Unless otherwise noted, the address of the persons or entities shown in the table below is 85 Enterprise, Suite 450, Aliso Viejo, CA 92656.

Name	Total Shares Beneficially Owned (1)	Percentage of Outstanding Common Stock (%)
Named Executive Officers
H. Lawrence Webb(2)(6)	1,073,790	6.5%
Wayne Stelmar(3)(6)	721,672	4.4%
Joseph D. Davis(4)(6).	647,903	3.9%
Tom Redwitz(5)(6)	482,322	2.9%

Non-Employee Directors and Nominees
Sam Bakhshandehpour	7,341	*
Michael Berchtold	30,041	*
David Berman(7)	5,041	*
Paul Heeschen	14,041	*
Gregory P. Lindstrom	10,041	*
Cathey S. Lowe	6,041	*
Douglas C. Neff(8)	1,921,659	11.6%
Nadine Watt(9)	5,041	*
William A. Witte	55,041	*

All current executive officers and directors (including nominees) as a group (15 persons)(13)	4,989,340	30.2%

More than 5% Stockholders
IHP Capital Partners VI, LLC(8)	1,916,618	11.6%
TCN/TNHC LP(7)	1,916,327	11.6%
Watt/TNHC LLC(9)	709,631	4.3%
Wellington Management Group LLP(10).	1,690,440	10.2%
T. Rowe Price Associates, Inc.(11).	1,023,723	6.2%
Second Curve Capital, LLC(12)	935,802	5.7%

*	Less than 1%.

(1)
As of April 21, 2015, none of our non-employee directors or named executive officers has the right to acquire any shares (a) issuable upon the settlement of restricted stock units, or RSUs, which are scheduled to vest within 60 days of April 21, 2015, or (b) underlying vested but unexercised options or options which will vest and become exercisable within 60 days of April 21, 2015. Certain executive officers have vested options, as described in note 12 below.

(2)	Represents shares of our common stock held by a family trust, of which Mr. Webb is a trustee.

(3)	Represents shares of our common stock held by a family trust, of which Mr. Stelmar is a trustee.

(4)	Represents shares of our common stock held by a family trust, of which Mr. Davis is a trustee.

(5)	Represents shares of our common stock held by a family trust, of which Mr. Redwitz is a trustee.

(6)
Each of Messrs. Webb, Stelmar, Davis and Redwitz are parties to the Investor Rights Agreement, as a result of which, together with the other Group Members, they may be deemed to have shared voting power over an additional 6,399,514, 6,751,632, 6,825,401 and 6,990,982 shares of our common stock, respectively. Each of Messrs. Webb, Stelmar, Davis and Redwitz disclaims beneficial ownership of the shares held by the other Group Members.

(7)
Mr. Berman has sole voting and dispositive power over 5,041 shares of our common stock. Based on a Schedule 13G filed with the SEC on February 17, 2015, TCN/TNHC LP (“TCG LP”) has sole voting and dispositive power over 1,916,327 shares of our common stock. The general partner of TCG LP is TCN/TNHC GP LLC, whose sole member is Tricon Housing Partners US II Equity Holdings LP, whose general partner is Tricon Housing Partners US II GP LLC, whose sole member is Tricon USA Inc., whose sole shareholder is Tricon Holdings USA LLC, whose sole member is Tricon Holdings Canada Inc., whose sole shareholder is Tricon Capital Group Inc. (“Tricon Capital” and collectively with TCG LP and the aforementioned Tricon entities, “Tricon”). Mr. Berman is Executive Chairman of Tricon Capital but disclaims beneficial ownership of the shares of our common stock owned by Tricon. Additionally, as a result of the Investor Rights Agreement, Tricon, together with the other Group Members, may be deemed to have shared voting power over an additional 5,556,977 shares. Tricon disclaims beneficial ownership of the shares held by the other Group Members. The address of Tricon is 1067 Yonge Street, Toronto, Ontario, Canada A6 M4W 2L2.

(8)
Mr. Neff has sole voting and dispositive power over 5,041 shares of our common stock. Based on a Schedule 13G filed with the SEC on February 17, 2015, IHP Capital Partners VI, LLC (“IHP VI”) has sole voting and dispositive power over 1,916,618 shares of our common stock. Mr. Neff is President of IHP Capital Partners, which is an affiliate of IHP Capital Partners VI L.P. IHP Capital Partners VI L.P. has voting and dispositive power over the shares of our common stock held by IHP VI (collectively, IHP VI and IHP Capital Partners are “IHP”). Mr. Neff may be deemed to indirectly beneficially own the shares held by IHP, but disclaims beneficial ownership of such shares except to the extent of any pecuniary interest therein. Additionally, as a result of the Investor Rights Agreement, IHP, together with the other Group Members, may be deemed to have shared voting power over an additional 5,556,686 shares. IHP disclaims beneficial ownership of the shares held by the other Group Members. The address of IHP is 100 Bayview Circle, Suite 2000, Newport Beach, CA 92660.

(9)
Ms. Watt has sole voting and dispositive power over 5,041 shares of our common stock. Based on a Schedule 13G filed with the SEC on February 17, 2015, Watt/TNHC LLC (“Watt”) has sole voting and dispositive power over 744,743 shares of our common stock. Ms. Watt is President of Watt Companies, which is an affiliate of Watt Residential LLC, the entity that has voting and dispositive power over the shares of our common stock held by Watt/TNHC LLC. Ms. Watt disclaims beneficial ownership of the shares of our common stock owned by Watt/TNHC LLC. Additionally, as a result of the Investor Rights Agreement, Watt, together with the other Group Members, may be deemed to have shared voting power over an additional 6,763,673 shares. Watt disclaims beneficial ownership of the shares held by the other Group Members. The address of Watt is 2716 Ocean Boulevard, Suite 2025, Santa Monica, CA 90405.

(10)
Based on a Schedule 13G/A filed with the SEC on February 10, 2015, Wellington Management Group LLP, an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has shared voting power over 1,091,130 shares of our common stock and shared dispositive power over 1,690,440 shares of our common stock. The shares of our common stock referenced in this Schedule 13G/A are owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP, formerly known as Wellington Management Company LLP, which was an investment adviser to these clients as of December 31, 2014. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. The address for Wellington Management Group LLP is 280 Congress Street, Boston, MA 02210.

(11)
Based on a Schedule 13G filed with the SEC on February 10, 2015, T. Rowe Price Associates, Inc. has sole voting power over 74,710 shares of our common stock, and sole dispositive power over 1,023,723 shares of our common stock. T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power over 832,983 shares of our common stock, and sole dispositive power over no shares of our common stock. T. Rowe Price Associates, Inc. and T.

Rowe Price Small-Cap Value Fund, Inc.do not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client's custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such securities, is vested in the individual and institutional clients for which Price Associates serves as investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. No clients own more than five percent of our common stock. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, MD 21202.

(12)
Based on a Schedule 13G/A filed with the SEC on February 15, 2015, Second Curve Capital, LLC and Thomas K. Brown have shared voting power and shared dispositive power over 935,802 shares of our common stock, which are beneficially owned by Second Curve Capital, LLC and Thomas K. Brown and owned by advisory clients of Second Curve Capital, LLC, none of which owns more than five percent of our common stock. Thomas K. Brown is the managing member of Second Curve Capital, LLC. The address of Second Curve Capital, LLC and Thomas K. Brown is 237 Park Avenue, 9th Floor, New York, NY 10017.

(13)
Includes (a) 1,087 shares of our common stock and 4,000 vested options to purchase shares of our common stock held by Kevin Carson, President, Northern California and (b) 1,852 shares of our common stock and 2,427 vested options to purchase shares of our common stock held by Andrew Jarvis, President, Southern California.

EXECUTIVE COMPENSATION
The Company closed its initial public offering on February 5, 2014. As an “emerging growth company” under SEC rules, we are not required to include a Compensation Discussion and Analysis section of this Proxy Statement and have elected to comply with the scaled executive compensation disclosure requirements applicable to emerging growth companies.
Summary Compensation Table
The following table shows, for the fiscal years ended December 31, 2014 and 2013, information regarding the compensation awarded to, earned by or paid to our named executive officers, which for 2014 consisted of:
•H. Lawrence Webb, our Chief Executive Officer,
•    Wayne Stelmar, our Chief Financial Officer,
•    Joseph Davis, our Chief Investment Officer, and
•    Thomas Redwitz, our Chief Operating Officer

Name and Principal Position	Year	Salary	Option Awards(1)	All Other Compensation (2)	Total
H. Lawrence Webb Chief Executive Officer	2014	$480,385	$933,815	--	$1,414,199
	2013	$350,000	--	--	$350,000
Wayne Stelmar Chief Financial Officer	2014	$436,923	$747,050	--	$1,183,973
	2013	$350,000	--	--	$350,000
Joseph Davis Chief Investment Officer	2014	$436,923	$747,050	$10,942	$1,194,916
	2013	$350,000	--	--	$350,000
Thomas Redwitz Chief Operating Officer	2014	$436,923	$747,050	--	$1,183,973
	2013	$350,000	--	--	$350,000

(1)
Amounts reflect the grant date fair value of options granted to the named executive officers, as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC Topic 718. We provide information regarding the assumptions used to calculate the value of all equity awards made to executive officers in Note 12, Stock-Based Compensation, to our consolidated audited financial statements included in our Form 10-K filed with the SEC on March 6, 2015. The Black-Scholes option value of the options granted on January 30, 2014 to each of the named executive officers was $4.11. There can be no assurance that awards will vest or will be exercised (if they are not exercised, no value will be realized by the individual), or that the value upon exercise will approximate the aggregate grant date fair value determined under ASC Topic 718.

(2)	For Mr. Davis, the amount consists of 401(k) company matching contributions.

Narrative to Summary Compensation Table
Components of Compensation
The individual components of our executive compensation program consist primarily of (i) base salary, (ii) annual cash-based bonus opportunities; (iii) long-term equity incentives and (iv) retirement savings opportunities and limited other employee benefits. Our compensation committee was not established until the completion of our initial public offering in February 2014.
2014 Salaries
Effective upon the completion of our initial public offering in February 2014, we entered into amended and restated employment agreements with each of our named executive officers, pursuant to which the annual base salaries for Messrs. Webb Stelmar, Davis and Redwitz were established at $500,000, $450,000, $450,000 and $450,000, respectively. These salaries represented an increase from $350,000 annually for each named executive officer in 2013. The terms of the amended and restated employment agreements are described in more detail below under “—Employment Agreements.” The increase in base salaries for our named executive officers in early 2014 was reflective of the respective officers’ increase in duties and responsibilities following our initial public offering and a desire to maintain competitive base salaries for our executives.
2014 Bonuses
For 2014, in an effort to be fiscally conservative, our Board and management determined the named executive officers would not be eligible for a cash-based bonus and no such bonuses were paid out to our named executive officers for 2014.
Equity Compensation
In connection with our initial public offering, the Board granted options to each of our named executive officers, as follows: Mr. Webb (227,273) and each of Messrs. Stelmar, Davis and Redwitz (181,818), which are subject to cliff vesting as to 100% of the shares underlying the option awards on the third anniversary of their grant date, subject to continued service through the vesting date. The options have an exercise price of $11.00 per share and expire 10 years after the date of grant. In determining the initial awards granted, consideration was given to the form and amount of awards typically granted in connection with initial public offerings and the recommendations of Semler, our Compensation Committee’s independent compensation consultant. Semler Brossy provided our Board with compensation information for public homebuilders, compensation data related to executives at public homebuilders and general advice on compensation matters, including the determination of salaries and equity awards for our named executive officers, as well as other officers, employees and our non-employee directors.
Employment Agreements
Effective upon the completion of our initial public offering, we entered into amended and restated employment agreements with each of Messrs. Webb, Stelmar, Davis and Redwitz. The employment agreements have an initial term expiring on the third anniversary of the effective date of the employment agreement. Each employment agreement provided for automatic one-year extensions after the expiration of the initial term, unless either party provides the other with at least 180 days’ prior written notice of non-renewal.
The employment agreements provide for, among other things:

•	an annual base salary of $500,000, $450,000, $450,000 and $450,000, respectively, for Messrs. Webb, Stelmar, Davis and Redwitz, subject to increases approved by the Board from time to time;

•	eligibility for annual cash performance bonuses based on the satisfaction of performance goals to be established by our compensation committee;

•	subject to the approval of our compensation committee, eligibility for equity-based compensation awards on the same terms and conditions as other senior executive officers; and

•	participation in any employee benefit plans and programs that are maintained from time to time for our other senior executive officers.
The employment agreements contain customary employee non-solicitation provisions that apply during the term of the agreements and for two years after the termination of their employment. The employment agreements also contain standard confidentiality provisions that apply during the term of the agreements and after the termination of their employment.
The employment agreements also provide for limited payments in the event of qualified terminations or resignations of our named executive officers. See “—Executive Compensation Arrangements Upon Certain Departures” below.

Other Elements of Compensation
We maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligiblity requirements. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which such contribution is made.
All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including: medical, dental and vision benefits; medical and dependent care flexible spending and health savings accounts; short-term and long-term disability insurance; and life insurance. We believe these health and welfare benefits are necessary and appropriate to provide a competitive compensation package to our named executive officers and employees generally.
We do not provide perquisites to our named executive officers. Certain members of management (at the director level and above), including named executive officers, are eligible for up to $1,800 in reimbursements annually for mobile phone usage.
We do not maintain any defined benefit pension plans or nonqualified deferred compensation plans.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation paid or provided by us.
Executive Compensation Arrangements Upon Certain Departures
Under the employment agreements with our named executive officers, we pay the following amounts upon qualifying departures from service with us. We may terminate the employment of a named executive officer at any time with or without cause, and the executive may terminate his employment with or without good reason.
Termination for cause or resignation without good reason. If we terminate a named executive officer’s employment for cause, or if the named executive officer resigns without good reason, the named executive officer will be entitled to receive any earned but unpaid annual base salary, any earned but unpaid prior-year bonus, reimbursement of expenses incurred prior to the date of termination, accrued vacation and any other paid-time-off and any benefits that have been earned and accrued prior to the date of termination (referred to as the “Earned Benefits”).
Termination without cause or resignation for good reason or due to disability or death.
If we terminate a named executive officer’s employment without cause or if the named executive officer terminates his employment for good reason or due to disability or death, the named executive officer will be entitled to receive the Earned Benefits. In addition we will reimburse the employer-subsidized portion of the premium under our health and dental plans for a period of 24 months, in the case of Mr. Webb, or 12 months, in the case of Messrs. Stelmar, Davis and Redwitz (or until such earlier date on which they obtain substantially similar coverage).
If we terminate a named executive officer’s employment without cause or if the named executive officer terminates his employment for good reason, the named executive officer will also be entitled to receive a lump sum cash payment in an amount equal to one times or, in the case of Mr. Webb, two times the sum of (1) the named executive officer’s annual base salary, plus (2) the highest annual bonus paid to the named executive officer during the previous three calendar years. These severance benefits will be payable only if the named executive officer signs and does not revoke a waiver and release of any claims against us.

Outstanding Equity Awards at Fiscal Year End
The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers at December 31, 2014:

	Option Award
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Option Exercise Price	Option Expiration Date
H. Lawrence Webb	-0-	227,273	$11.00	01/30/2024
Wayne Stelmar	-0-	181,818	$11.00	01/30/2024
Joseph Davis	-0-	181,818	$11.00	01/30/2024
Thomas Redwitz	-0-	181,818	$11.00	01/30/2024
___
(1)    Each of the options in the above table cliff vest as to 100% of the shares underlying the option on January 30, 2017.

Compensation Committee Interlocks and Insider Participation
None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2014, about compensation plans under which shares of our common stock may be issued to employees, consultants or non-employee directors of our Board upon exercise of options, vesting of RSUs, or under any other rights under all of our existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Plans approved by stockholders	959,107	$11.00	685,768
Plans not approved by stockholders	0	-	0

Total	959,107	$11.00	685,768

(a)	Represents an aggregate of 846,874 options outstanding under our our 2014 Long-Term Incentive Plan (the “2014 Plan”), plus an aggregate of 112,233 outstanding RSUs under our 2014 Plan.

(b)	Represents the weighted-average exercise price of the 846,874 outstanding options under our 2014 Plan. The closing price of our Common Stock on April 21, 2015 was $15.69.

(c)	Represents the number of securities remaining available for issuance under our 2014 Plan.

COMPENSATION OF DIRECTORS
Non-Employee Director Compensation Philosophy and Program
Our Compensation Committee is responsible for the periodic review of fees and benefits paid to directors and the determination of the compensation of all non-employee directors. We believe that compensation for non-employee directors should be competitive and should align the interests of our directors with our stockholders’ interests through the payment of a portion of director compensation in RSUs.

In connection with our initial public offering, after consultation with Semler, our Board established a compensation program for our non-employee directors. Pursuant to this compensation program, each non-employee director received an initial grant of 3,750 RSUs valued at $41,250 based on the initial public offering price of $11.00 per share, which vested in full on January 30, 2015, and an additional grant of 1,291 RSUs valued at $18,750, which vested in full on March 24, 2015. In addition, the Board approved the following fees to each of our non-employee directors:

Annual Cash Retainer	$40,000
Annual Equity Grant	$60,000 in value of RSUs
Committee Cash Retainers
Audit	$13,500 (Chair); $8,500 (Other Members)
Compensation	$9,000 (Chair); $6,000 (Other Members)
Nominating	$9,000 (Chair); $6,000 (Other Members)
Additional Meeting Fee	$1,000 for each meeting attended in excess of eight meetings per year for our board of directors or any committee

We also reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation travel expenses in connection with their attendance in-person at board and committee meetings. Directors who are employees will not receive any compensation for their services as directors.

Director Stock Ownership Guidelines

Under stock ownership guidelines established in connection with our initial public offering and further amended in March 2015, each non-employee director must hold 100% of all shares received from the vesting, delivery or exercise of equity awards granted by us until the non-employee director owns shares of our common stock equal in value to $120,000 (based on the average price of our common stock for the most recently completed fiscal year), which represents three times the annual cash retainer payable to our non-employee directors as in effect immediately following our initial public offering. Each non-employee director is expected to achieve his or her threshold ownership requirement within three years of joining the Board.

Non-Employee Director Compensation Table
The table below summarizes the compensation received by our non-employee directors for the year ended December 31, 2014. All of our non-employee directors were appointed to the Board effective upon the closing of our initial public offering.

Non-Employee Director	Fees Earned or Paid in Cash	Restricted Stock Units (1)(2)	All Other Compensation	Total
David Berman	$40,000	$59,995	—	$99,995
Douglas C. Neff	$40,000	$59,995	—	$99,995
Nadine Watt	$40,000	$59,995	—	$99,995
Sam Bakhshandehpour	$54,500	$59,995	—	$114,495
Michael Berchtold(3)	$40,000	$59,995	$512,500	$612,495
Gregory P. Lindstrom	$55,000	$59,995	—	$114,995
Paul Heeschen	$46,000	$59,995	—	$105,995
Cathey S. Lowe	$59,500	$59,995	—	$119,495
William A. Witte	$57,500	$59,995	—	$117,495

(1)
The amounts shown equal the grant date fair value of the RSUs computed in accordance with FASB ASC Topic 718. Each non-employee director received an award of 3,750 RSUs on January 30, 2014 and an award of 1,291 RSUs on March 24, 2014, both under our 2014 Long-Term Incentive Plan and each subject to vesting in full on the first anniversary of their respective grant dates.

(2)	The following table sets forth the number of vested and unvested options and RSUs held by each of our non-employee directors as of December 31, 2014.

Director	Options Outstanding at Dec. 31, 2014	RSUs Outstanding at Dec. 31, 2014
David Berman	—	5,041
Douglas C. Neff	—	5,041
Nadine Watt	—	5,041
Sam Bakhshandehpour	—	5,041
Michael Berchtold	—	5,041
Gregory P. Lindstrom	—	5,041
Paul Heeschen	—	5,041
Cathey S. Lowe	—	5,041
William A. Witte	—	5,041

(3)
Represents advisory fees paid to Berchtold Capital Partners, an entity owned by Mr. Berchtold, which provided general advice and guidance in connection with our initial public offering, as well as assisted with the selection of the initial members of our Board, the selection of and interaction with Semler in 2014 and advised the executives and board of managers regarding governance and compensation matters. See “Certain Relationships and Related Transactions” below.

AUDIT MATTERS
Audit Committee Report
Following is the report of the Audit Committee with respect to The New Home Company’s audited consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2014 and the notes thereto. The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Responsibilities.   The Audit Committee operates under a written charter adopted by the board of directors. Each member of the Audit Committee is “independent,” as required by the applicable listing standards of the NYSE and the rules of the SEC. The primary role of the Audit Committee is to oversee our financial reporting process on behalf of the board of directors. The Company’s independent registered public accounting firm, Ernst & Young, is responsible for performing an audit of our financial statements and expressing an opinion as to the conformity of such financial statements with U.S. generally accepted accounting principles.
Review with Management.   The Audit Committee has reviewed and discussed our audited financial statements (including the quality of our accounting principles) with management. Our management is responsible for the preparation, presentation and integrity of our financial statements.
Review and Discussions with Independent Accountants.   The Audit Committee has reviewed and discussed our audited financial statements (including the quality of the Company’s accounting principles) with Ernst & Young. The Audit Committee has discussed with Ernst & Young, the Company's independent registered public accounting firm, the matters required to be discussed by applicable standards of the Public Accounting Oversight Board. Further, the Audit Committee reviewed Ernst & Young’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of the consolidated financial statements.
The Audit Committee has also received and reviewed the written disclosures and the letter from Ernst & Young regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and has discussed with Ernst & Young its independence from us.
Conclusion.   Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Cathey Lowe (Chairperson)
Sam Bakhshandehpour
William Witte

Independent Registered Public Accountants
Ernst & Young provided audit, audit-related and tax services to us during the fiscal years ended December 31, 2014 and 2013 as follows:

Type of Fees	2014	2013
Audit Fees	$340,000	$1,092,002
Audit-Related Fees	$366,000	$140,000
Tax Fees	$169,750	$16,000
All Other Fees	—	—
Total	$875,750	$1,248,002
Audit Fees
These are fees for professional services performed by Ernst & Young LLP for the audit of our annual financial statements, consents and comfort letters and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees
These are fees for assurance and related services performed by Ernst & Young LLP that are reasonably related to the performance of the audit or review of our financial statements. This includes employee benefit plan audits, due diligence related to mergers and acquisitions, and consulting on financial accounting/reporting standards. Also includes fees for the audit of our unconsolidated joint ventures.
Tax Fees
These are fees for professional services performed by Ernst & Young LLP with respect to tax compliance, tax advice and tax planning. This includes the preparation of our and our consolidated subsidiaries’ original and amended tax returns, refund claims, payment planning, tax audit assistance and tax work stemming from “Audit-Related” items.
All Other Fees
These are fees for other permissible work performed by Ernst & Young LLP that does not meet the above category descriptions.
Pre-Approval Policies and Procedures
Under its charter, our Audit Committee, or the Chairman of our Audit Committee, must pre-approve all engagements of our independent registered public accounting firm. Our Audit Committee approved all audit and non-audit services in 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Person Transaction Policy
The board has adopted a written Related Person Transaction Policy (the “Policy”). The purpose of the Policy is to ensure that all transactions between related persons and us, including our subsidiaries, are properly identified, reported, reviewed and approved, and disclosed in accordance with applicable law. All related person transactions entered into or proposed to be entered into must be disclosed to and approved by the Audit Committee. The Audit Committee reviews related person transactions to ensure a conflict of interest does not exist and/or that the transaction is being conducted at a fair and appropriate price, and that information necessary to disclose such related person transaction is properly documented. If the proposed transaction involves a related person who is a member of the Audit Committee, the transaction must be approved by a majority of the disinterested members of the Audit Committee.
The Audit Committee has excluded each of the following related party transactions under the Policy: (i) transactions in which all employees of the Company may participate, including payments made pursuant to reimbursement policies and (ii) compensation for services rendered to us as an employee or director thereof, whether cash or equity related.
Under the Policy, a related person means (i) an executive officer or director of us, or a nominee for election as a director; (ii) any person who is known to be the beneficial owner of more than 5% of our securities, (c) any immediate family member of any of the foregoing persons or shares the same household as such person, or (d) any entity that is wholly owned by or controlled by any of the foregoing persons. A “related person transaction” is a transaction or series of transactions in which we participate (whether or not we are a party) and in which a related person has a direct or indirect material interest.
Transactions With Related Persons
Investor Rights Agreement
On February 5, 2014, we entered into the Investor Rights Agreement with Messrs. Webb, Stelmar, Davis and Redwitz and the Institutional Investors. For more information on this agreement, see “Corporate Governance–Investor Rights Agreement.”
Registration Rights
We have entered into a registration rights agreement with Messrs. Webb, Stelmar, Davis and Redwitz and the Institutional Investors with respect to the shares of our common stock that they received as part of our formation transactions. We refer to these shares collectively as the “registrable shares.” Pursuant to the registration rights agreement, we have granted the parties and their direct and indirect transferees shelf registration rights requiring us to file a shelf registration statement and to maintain the effectiveness of such registration statement so as to allow sales thereunder from time to time, and, in certain circumstances, the right to “piggy-back” the registrable shares in registration statements we might file in connection with certain future public offerings. Our obligation to cause any registration statements filed pursuant to the registration rights agreement to be declared effective or remain effective is on a reasonable best efforts basis.
Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”
Joint Ventures
During the year ended December 31, 2014, we incurred construction-related costs on behalf of our unconsolidated joint ventures totaling $8.0 million.
We have entered into agreements with our unconsolidated joint ventures to provide management services related to the underlying projects. Pursuant to management agreements for each project, we receive a management fee based on each project’s revenues. During the year ended December 31, 2014, we earned $9.6 million in management fees, $1.6 million of which were included in “due from affiliates” in our consolidated balance sheets.
We have entered into loan guaranties on behalf of certain of our unconsolidated joint ventures in order to secure performance under the loans and maintain certain loan-to-value ratios. We have also entered into agreements with our partners in each of the unconsolidated joint ventures whereby we and the partners are apportioned liability under the guaranties according to their respective capital interest. In addition, the agreements provide us, to the extent the partner has an unpaid liability under the guaranties, the right to receive distributions from the unconsolidated joint venture that would otherwise be made to the partner. The loans underlying the guaranties comprise acquisition and development loans, construction revolvers and model loans, and the guaranties remain in force until the loans are satisfied, which is expected to occur over a period between March 2015 and May 2017. Due to the nature of the loans, the outstanding balance at any given time is subject to a number of factors including the status of site improvements, the mix of horizontal and vertical development underway, the timing of phase build outs, and the period necessary to complete the escrow process for homebuyers. With respect to guaranties regarding specific performance, we are not generally subject to financial liability, but are only required to complete the project with funds provided by the beneficiary of the guaranty. As of December 31, 2014, $61.4 million was outstanding under the loans, of which 12.6% was guaranteed by us.
As of December 31, 2014, the Company had investments in certain unconsolidated joint ventures totaling $20.4 million. As discussed below, certain members of our Board are affiliated with entities that also had an investment in these joint ventures and are owners of more than 10% of the outstanding common stock of the Company.
David Berman, one of our non-employee directors, is Chairman and CEO of Tricon Capital Group Inc., an affiliate of TCN/TNHC LP (“Tricon”). Tricon owns approximately 12% of our common stock. Various affiliates of Tricon serve as limited partners of our joint ventures, including Villa Metro, the Village at Calabasas and Arantine Hills, with Tricon holding 90%, 90% and 95% of the capital interest, respectively, in such ventures. Our equity in these ventures was $1.9 million, $2.7 million and $2.5 million, respectively, as of December 31, 2014.
Douglas Neff, one of our non-employee directors, is President of IHP Capital Partners, the general partner of the manager of IHP Capital Partners VI, LLC (“IHP”). IHP owns approximately 12% of our common stock. An affiliate of IHP is our 63% partner in TNHC Meridian Investors, which in turn has a 35% capital interest in the TNHC Newport joint venture. Under the terms of the TNHC Meridian Investors joint venture agreement, after the return of certain preference amounts, capital contributions and cost overruns/profit shortfalls to the joint venture partners, we are entitled to receive distributions from the joint venture equal to our economic interest. As of December 31, 2014, our equity in TNHC Meridian was $7.4 million. An affiliate of IHP also has a 65% interest in TNHC Russell Ranch, one of our other joint ventures, in which our equity as of December 31, 2014 was approximately $6.0 million.
Advisory Services of Berchtold Capital Partners
Berchtold Capital Partners, an entity owned by Mr. Michael Berchtold, one of our non-employee directors, served as an advisor to us, providing us with general advice and guidance in connection with our becoming a public company, as well as assisting us with the selection of the members of our board of directors, the selection of and interacting with our compensation consultant and advising our executives and our board of managers regarding governance and compensation matters. Since January 1, 2014, we paid Berchtold Capital Partners $562,500 for the aforementioned advisory services.
TL Fab
TL Fab LP, an entity in which Mr. Paul Heeschen, one of our non-employee directors, owns an indirect majority equity interest (but is not an employee), was engaged by us and some of our unconsolidated joint ventures as a trade contractor to provide metal fabrication services during 2014 and currently. We incurred approximately $69,000 and our unconsolidated joint ventures incurred approximately $1,121,000, respectively, for these services for the year ended December 31, 2014. We and certain of our unconsolidated joint ventures intend to continue to engage TL Fab for additional services in 2015.
Watt Promissory Note
Nadine Watt, one of our non-employee directors, is President of the Watt Companies. Watt/TNHC, LLC is an affiliate of Watt Companies and as of the record date for this Annual Meeting, owns approximately 4.3% of our common stock. Previously, the Village of Calabasas project (the “Calabasas JV”), one of our unconsolidated joint ventures in which we have a 10% capital interest, issued an unsecured promissory note to Watt Communities, LLC, our prior partner in the Village of Calabasas, in the amount of $986,000. The Calabasas JV made a $920,000 payment on the note on November 30, 2013 and the balance of $160,456 in principal and all accrued interest was paid to Watt Communities by the joint venture on January 31, 2014.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and the

NYSE. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.
Based solely on our review of the copies of such forms furnished to us and the written representations from certain of the reporting persons that no other reports were required, we believe that all executive officers, directors and greater than ten percent beneficial owners during the fiscal year ended December 31, 2014 complied with the reporting requirements of Section 16(a), except that, due to administrative oversight, (i) in November 2014, each of Messrs. Webb, Stelmar, Davis and Redwitz filed an amendment to previously filed Forms 4 to correct the exercise price of option grants originally reported in February 2014 and (ii) in February and March 2014, each of Messrs. Carson and Davis filed two amendments to previously filed Forms 4 to correct the number of securities originally reported.
Stockholder Proposals and Nominations
Proposals Pursuant to Rule 14a-8. Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next Annual Meeting of stockholders. To be eligible for inclusion in the 2016 proxy statement, your proposal must be received by us no later than December 31, 2015 and must otherwise comply with Rule 14a-8. While our Board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.
Proposals and Nominations Pursuant to Our Bylaws. Under our bylaws, in order to nominate a director or bring any other business before the stockholders at the 2015 Annual Meeting that will not be included in our proxy statement, you must notify us in writing and such notice must be received by us prior to the close of business at the principal executive offices of the Corporation no earlier than December 31, 2015 and no later than January 30, 2016, unless our 2016 Annual Meeting is more than 30 days before or after the anniversary of our 2015 Annual Meeting, in which case the notice must be delivered not more than 120 days before, and no later than the 90th day prior to the 2016 Annual Meeting or, the 10th day following the day on which public disclosure of the date of the 2015 Annual Meeting was first made. For proposals not made in accordance with Rule 14a-8, you must comply with specific procedures set forth in our bylaws and the nomination or proposal must contain the specific information required by our bylaws. You may write to our Secretary at 85 Enterprise, Suite 450, Aliso Viejo, CA 92656 to deliver the notices discussed above and to request a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates pursuant to our bylaws.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, we will not be householding our proxy materials but we expect to begin doing so in 2016.

Incorporation by Reference
Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by us under those statutes, neither the preceding Compensation Committee Report nor the Audit Committee Report will be incorporated by reference into any of those prior filings, nor will any such report be incorporated by reference into any future filings made by us under those statutes. In addition, references to our website in this proxy statement are not intended to function as hyperlinks and information on our website, other than our proxy statement, notice and form of proxy, is not part of the proxy soliciting material and is not incorporated herein by reference.

Forward-Looking Statements
This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on

Form 10-K for the year ended December 31, 2014 and in our subsequent periodic reports on Form 10-Q and our current reports on Form 8-K.
Other Business
As of the date of this proxy statement, our Board knows of no other business that will be presented for consideration at the Annual Meeting. If other proper matters are presented at the Annual Meeting, however, it is the intention of the proxy holders named in the Company’s form of proxy to vote the proxies held by them in accordance with their best judgment.

By Order of our Board

/s/ Wayne Stelmar
Wayne Stelmar
Chief Financial Officer and Secretary

Aliso Viejo, CA
April 29, 2015

ANNUAL MEETING OF STOCKHOLDERS OF

THE NEW HOME COMPANY INC.

Thursday, June 18, 2015
9:00 A.M. PDT

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IMPORTANT NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL FOR THE ANNUAL MEETING:
The Notice of Meeting, 2014 Annual Report to Stockholders, Proxy Statement and sample proxy card are available at http://www.astproxyportal.com/ast/18792/

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330000000000000000 9 061815

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTOR NOMINEES IN ITEM 1 AND "FOR" ITEM 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. The election of the following three director nominees to serve for a term of three years expiring at our annual meeting of stockholders in 2018 and until their successors are duly elected and qualified (except as marked to the contrary below):

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ David Berman
- ○ Douglas C. Neff
- ○ Nadine Watt

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. The ratification of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Annual Meeting of Stockholders, a Proxy Statement for the Annual Meeting of Stockholders and the 2014 Annual Report to Stockholders.

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

THE NEW HOME COMPANY INC.

85 Enterprise, Suite 450
Aliso Viejo, CA 92656

The undersigned hereby appoints H. Lawrence Webb and Wayne Stelmar as proxies, each with full power of substitution, to represent and vote as designated on the reverse side and any other matters as may properly come before the Annual Meeting of Stockholders, all the shares of Common Stock of The New Home Company Inc. held of record by the undersigned on April 21, 2015, at the Annual Meeting of Stockholders to be held at the Renaissance Aliso Viejo Hotel, located at 50 Enterprise, Aliso Viejo, CA 92656, on June 18, 2015 at 9:00 a.m. local time, or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side.)

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